United Security Bancshares reports 3rd Quarter 2017 earnings of $2.7 million

FRESNO, CA - October 17, 2017. United Security Bancshares (Nasdaq: UBFO), today announced its unaudited financial results for the quarter ended September 30, 2017. The Company reported consolidated net income of $2,741,000, or $0.16 per basic and diluted common share, for the quarter ended September 30, 2017, as compared to $2,040,000, or $0.12 per basic and diluted common share, for the quarter ended September 30, 2016. The Company recognized net income of $7,004,000 for the nine months ended September 30, 2017, an increase of 20.14% compared to the net income of $5,830,000 recognized for the nine months ended September 30, 2016. Basic and diluted earnings per share increased to $0.41 for the nine months ended September 30, 2017, as compared to $0.35 for the nine months ended September 30, 2016.

Third Quarter 2017 Highlights (at or for the quarter ended September 30, 2017, except where noted)

▪
Net interest income after provision for credit losses increased to $8,150,000 compared to $7,400,000 for the quarter ended September 30, 2016, and increased from $7,724,000 for the quarter ended June 30, 2017.

▪	Net interest margin increased to 4.35% from 4.27% for the quarter ended September 30, 2016.

▪	Net recoveries totaled $145,000, compared to net recoveries of $110,000 in the preceding quarter and net recoveries of $6,000 for the quarter ended September 30, 2016.

▪	Total loans increased to $583,601,000, compared to $570,834,000 at December 31, 2016.

▪	Nonperforming assets as a percentage of total assets decreased to 2.12%, compared to 2.40% at December 31, 2016.

▪	Nonperforming assets decreased approximately $965,000 between December 31, 2016 and September 30, 2017.

▪	Other real estate owned balances decreased to $5,745,000 at September 30, 2017 when compared to $6,471,000, at December 31, 2016.

▪	The allowance for credit losses as a percentage of gross loans increased to 1.57%, compared to 1.56% at December 31, 2016.

▪	Total deposits increased to $725,298,000, compared to $676,629,000 at December 31, 2016.

▪	Tangible book value per share increased to $5.72, compared to $5.52 at December 31, 2016.

Dennis Woods, President and Chief Executive Officer, stated: "We are pleased to report another solid quarter of earnings, building upon what has so far been a successful 2017. Excluding Non-Core items such as the Fair Value Adjustment for Trust Preferred Securities (“TRUPS”) and the gain on sale of Other Real Estate Owned (OREO), net income would be $7,215,000 for the nine months ended September 30, 2017, an increase of approximately 25.07% compared to net income of $5,769,000 for same period in 2016. Neither of these items are part of Core Income and specifically the TRUPS Fair Value Adjustment is dependent upon market rates, which can ‘add to’ or ‘subtract from’ Core Income and mask Core Income change.” A reconciliation of Core Income, as a non-GAAP measure, to Net Income appears at the end of this Press Release.

Results of Operations

Annualized return on average equity (ROAE) for the nine months ended September 30, 2017 was 9.42%, compared to 8.38% for the nine months ended September 30, 2016. Annualized return on average assets (ROAA) was 1.17% for the nine months ended September 30, 2017, compared to 1.04% for the nine months ended September 30, 2016. ROAE for the quarter ended September 30, 2017 was 10.77% compared to 8.53% for the same period in 2016. ROAA was 1.33% for the quarter ended September 30, 2017, compared to 1.07% for the same period in 2016. The average cost of deposits was 0.20% for the quarter ended September 30, 2017, up from 0.18% for the quarter ended September 30, 2016.

Net interest income after the provision for credit losses for the nine months ended September 30, 2017 totaled $23,081,000, an increase of $2,393,000, or 11.57%, from the net interest income of $20,688,000 for the same period ended September 30, 2016. The Company's net interest margin increased from 4.10% for the nine months ended September 30, 2016 to 4.24% for the nine months ended September 30, 2017. The 14 basis point increase in net interest margin in the period-to-period comparison was the result of higher yields on both the loan portfolio and overnight deposits, partially offset by declining yields on the investment portfolio. The yield on loans increased from 5.20% for the nine months ended September 30, 2016 to 5.39% for the nine months ended September 30, 2017. The 19 basis point increase in loan yields is primarily the result of growth of the higher-yielding student loan portfolio and increases on rates throughout the loan portfolio reflecting the increase in the prime rate. The increase in net interest income on a year-over-year comparison is the result of loan growth. Net interest income after the provision for credit losses for the quarter ended September 30, 2017 totaled $8,150,000, an increase of $750,000 from the net interest income of $7,400,000 for the same period ended September 30, 2016.

Non-interest income for the nine months ended September 30, 2017 totaled $3,151,000, reflecting a decrease of $622,000 from $3,773,000 in non-interest income reported for the nine months ended September 30, 2016. Customer service fees, which represent the largest portion of the Company's non-interest income, totaled $2,897,000 and $2,867,000 for the nine months ended September 30, 2017 and 2016, respectively. On a year-over-year comparative basis, non-interest income decreased primarily due to the change in fair value option of financial liability caused by fluctuations in the LIBOR yield curve. The Company recorded a $688,000 loss on the fair value option of financial liability for the nine months ended September 30, 2017, compared to a $48,000 gain for the same period ended September 30, 2016.

Non-interest income for the quarter ended September 30, 2017 totaled $1,176,000, reflecting an increase of $390,000 from $786,000 in non-interest income reported for the quarter ended September 30, 2016. This increase was primarily due to a $88,000 loss recorded on the fair value option of financial liability for the quarter ended September 30, 2017, compared to a $423,000 loss for the same period ended 2016. The change in the fair value of financial liability was primarily caused by fluctuations in the LIBOR yield curve. Customer service fees totaled $959,000 for the quarter ended September 30, 2017, as compared to $924,000 for the quarter ended September 30, 2016.

For the nine months ended September 30, 2017, non-interest expense totaled $14,543,000, a decrease of $445,000 compared to $14,988,000 for the nine months ended September 30, 2016. On a year-over-year comparative basis, non-interest expense decreased primarily due to decreases of $473,000 in the net cost on operation and sale of OREO, $319,000 in regulatory assessments, and $204,000 in professional fees, partially offset by an increase of $557,000 in salaries and employee benefit expenses. Professional fees for the nine months ended September 30, 2016, included a $125,000 legal settlement. Salaries and employee benefit expenses for the nine months ended September 30, 2017, reflect increases in salaries, higher group insurance expenses, and increases in incentives and bonuses.

Non-interest expense totaled $4,745,000 for the quarter ended September 30, 2017, a decrease of $119,000 as compared to $4,864,000 reported for the quarter ended September 30, 2016. On a quarter-over-quarter comparative basis, non-interest expense decreased primarily due to decreases in regulatory assessments, professional fees, and net cost on operation and sale of OREO.

Balance Sheet Review

Total assets increased $55,535,000, or 7.05%, for the nine months ended September 30, 2017, due primarily to increases of $46,860,000 in overnight funds and $12,767,000 in gross loan balances. The increase in loan balances is primarily attributed to the student loan portfolio, which consists entirely of loans to medical and pharmacy students.

Total deposits increased $48,669,000, or 7.19%, to $725,298,000 during the nine months ended September 30, 2017. The overall increase was led by an increase of $53,180,000 in noninterest bearing deposits and an increase of $32,474,000 in NOW, money market, and savings accounts. These increases were offset by a decrease of $36,985,000 in time deposits. Interest bearing deposits and savings accounts increased 10.44% to $343,415,000 at September 30, 2017, compared to $310,941,000 at December 31, 2016. Noninterest bearing deposits increased 20.24% to $315,877,000 at September 30, 2017, compared to $262,697,000 at December 31, 2016. As a result of the increases in demand deposits, NOW, money market, and saving accounts, net core deposits increased $85,654,000.

Shareholders’ equity at September 30, 2017 was $101,108,000, up $4,454,000 from shareholders’ equity of $96,654,000 at December 31, 2016.

The Board of Directors of United Security Bancshares declared cash dividends on common stock on April 25, 2017 and June 27, 2017, for $0.05 per share, and on September 26, 2017, for $0.07 per share. The dividends were payable May 17, 2017, to shareholders of record as of May 8, 2017, and were payable on July 21, 2017, to shareholders of record as of July 7, 2017. The current dividend is payable October 19, 2017, to shareholders of record as of October 10, 2017. No assurances can be provided that future dividends, whether payable in stock or cash, will be declared and/or as to the timing of such future dividends, if any.

Credit Quality

The Company recorded a recovery of provision for credit losses of $24,000 for the nine months ended September 30, 2017, compared to a recovery of provision of $7,000 for the nine months ended September 30, 2016. Net loan recoveries totaled $280,000 for the nine months ended September 30, 2017, as compared to net charge-offs of $788,000 for the nine months ended September 30, 2016. The Company recorded a provision for credit loss of $7,000 for the quarter ended September 30, 2017, compared to a provision for credit losses of $4,000 for the quarter ended September 30, 2016. Net loan recoveries totaled

$145,000 for the quarter ended September 30, 2017, as compared to net loan recoveries of $6,000 for the quarter ended September 30, 2016.

The Company has maintained an adequate allowance for loan losses which totaled 1.57% of total loans at September 30, 2017, compared to 1.56% of total loans at December 31, 2016. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor and management considers the allowance for credit losses at September 30, 2017 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $965,000 between December 31, 2016 and September 30, 2017 to $17,916,000. Nonperforming assets as a percentage of total assets decreased from 2.40% at December 31, 2016 to 2.12% at September 30, 2017. The decrease in nonperforming assets is mainly attributed to decreases in nonaccrual loans, impaired loans and OREO. Nonaccrual loans decreased $2,119,000 between December 31, 2016 and September 30, 2017 to $5,145,000. Impaired loans totaled $15,338,000 at September 30, 2017, a decrease of $841,000 from the balance of $16,179,000 at December 31, 2016. OREO totaled $5,745,000 at September 30, 2017 as compared to $6,471,000 at December 31, 2016.

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, Consumer Lending, and Financial Services departments. For more information, please visit www.unitedsecuritybank.com.

NON-GAAP FINANCIAL MEASURES
This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before Non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending due to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on the Company's specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect the Company's performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations." Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30, 2017	December 31, 2016
Assets
Cash and non-interest-bearing deposits in other banks	$22,688	$25,781
Cash and due from Federal Reserve Bank	137,204	87,251
Cash and cash equivalents	159,892	113,032
Interest-bearing deposits in other banks	654	650
Investment securities available for sale (at fair value)	48,356	57,491
Loans and leases, net of unearned fees	583,601	570,834
Less: Allowance for credit losses	(9,158)	(8,902)
Net loans	574,443	561,932
Premises and equipment - net	10,469	10,445
Other real estate owned	5,745	6,471
Goodwill and intangible assets	4,488	4,488
Cash surrender value of life insurance	19,447	19,047
Deferred income tax asset - net	3,423	3,298
Accrued interest receivable	5,846	3,895
Other assets	10,744	7,223
Total assets	$843,507	$787,972

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing demand deposits	$315,877	$262,697
Money market, NOW, and savings	343,415	310,941
Time	66,006	102,991
Total deposits	725,298	676,629
Accrued interest payable	41	76
Other liabilities	7,526	5,781
Junior subordinated debentures (at fair value)	9,534	8,832
Total liabilities	742,399	691,318
Shareholders' equity

Common stock, no par value 20,000,000 shares authorized, 16,885,615 issued and outstanding at September 30, 2017, and 16,705,594 at December 31, 2016	57,861	56,557
Retained earnings	43,615	40,701
Accumulated other comprehensive loss	(368)	(604)
Total shareholders' equity	101,108	96,654
Total liabilities and shareholders' equity	$843,507	$787,972

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Interest income:
Interest and fees on loans	$7,978	$7,435	$22,782	$20,722
Interest on investment securities	238	244	691	618
Interest on deposits in FRB	375	72	858	348
Interest on deposits in other banks	1	2	4	6
Total interest income	8,592	7,753	24,335	21,694
Interest expense:
Interest on deposits	355	289	1,055	837
Interest on other borrowed funds	80	60	223	176
Total interest expense	435	349	1,278	1,013
Net interest income	8,157	7,404	23,057	20,681
Provision (recovery) for Credit Losses	7	4	(24)	(7)
Net interest income after provision (recovery) for credit losses	8,150	7,400	23,081	20,688
Non-interest income:
Customer service fees	959	924	2,897	2,867
Increase in cash surrender value of bank-owned life insurance	134	131	401	394
(Loss) gain on Fair Value of Financial Liability	(88)	(423)	(688)	48
Loss on sale of other investment	3	—	3	—
Other non-interest income	168	154	538	464
Total non-interest income	1,176	786	3,151	3,773
Non-interest expense:
Salaries and employee benefits	2,578	2,533	8,149	7,592
Occupancy expense	1,087	1,097	3,144	3,212
Data processing	29	23	81	108
Professional fees	311	327	912	1,116
Regulatory assessments	43	131	313	632
Director fees	72	75	215	218
Correspondent bank service charges	18	20	55	59
(Gain) loss on California tax credit partnership	(1)	49	118	122
Net loss (gain) on operation and sale of OREO	21	39	(257)	216
Other non-interest expense	587	570	1,813	1,713
Total non-interest expense	4,745	4,864	14,543	14,988

Income before income tax provision	4,581	3,322	11,689	9,473
Provision for income taxes	1,840	1,282	4,685	3,643
Net income	$2,741	$2,040	$7,004	$5,830

Basic earnings per common share	$0.16	$0.12	$0.41	$0.35
Diluted earnings per common share	$0.16	$0.12	$0.41	$0.35
Weighted average basic shares for EPS	16,885,615	16,881,422	16,885,578	16,880,835
Weighted average diluted shares for EPS	16,907,267	16,891,066	16,904,063	16,887,078

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Average Balances:
Loans (1)	$574,484	$574,885	$565,068	$532,133
Investment securities – taxable	51,811	56,887	54,284	46,384
Interest-bearing deposits in other banks	654	1,533	652	1,531
Interest-bearing deposits in FRB	117,803	56,264	107,921	93,305
Total interest-earning assets	744,752	689,569	727,925	673,353
Allowance for credit losses	(9,104)	(8,913)	(9,017)	(9,439)
Cash and due from banks	22,375	21,857	21,393	22,126
Other real estate owned	5,745	7,407	6,083	9,797
Other non-earning assets	52,856	49,846	51,687	49,452
Total average assets	816,624	759,766	798,071	745,289

Interest bearing deposits	391,353	372,909	398,963	368,464
Junior subordinated debentures	9,399	7,805	9,114	7,995
Total interest-bearing liabilities	400,752	380,714	408,077	376,459
Non-interest-bearing deposits	308,480	275,878	283,783	268,820
Other liabilities	6,390	8,267	6,818	7,291
Total liabilities	715,622	664,859	698,678	652,570
Total equity	101,002	94,907	99,393	92,719
Total liabilities and equity	$816,624	$759,766	$798,071	$745,289

Average Rates:
Loans (1)	5.51%	5.15%	5.39%	5.20%
Investment securities- taxable	1.82%	1.71%	1.70%	1.78%
Interest-bearing deposits in other banks	0.61%	0.52%	0.82%	0.52%
Interest-bearing deposits in FRB	1.26%	0.51%	1.06%	0.50%
Earning assets	4.58%	4.47%	4.47%	4.30%
Interest bearing deposits	0.36%	0.31%	0.35%	0.30%
Junior subordinated debentures	3.38%	3.06%	3.27%	2.94%
Total interest-bearing liabilities	0.43%	0.36%	0.42%	0.36%
Net interest margin	4.35%	4.27%	4.24%	4.10%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.

United Security Bancshares
Credit Quality (unaudited)
(dollars in thousands)
	September 30, 2017	December 31, 2016	September 30, 2016
Commercial and industrial	$271	$565	$569
Real estate - mortgage	466	1,126	1,539
RE construction & development	4,408	4,608	4,674
Installment/other	—	965	965
Total Nonaccrual Loans	$5,145	$7,264	$7,747

Loans past due 90 days and still accruing	—	—	—
Restructured Loans	7,026	5,146	3,826
Total nonperforming loans	$12,171	$12,410	$11,573
Other real estate owned	5,745	6,471	7,065
Total nonperforming assets	$17,916	$18,881	$18,638

Nonperforming assets to total gross loans	3.07%	3.31%	3.32%
Nonperforming assets to total assets	2.12%	2.40%	2.38%
Allowance for loan losses to nonperforming loans	75.24%	71.73%	77.06%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Return on average assets	1.33%	1.07%	1.17%	1.04%
Return on average equity	10.77%	8.53%	9.42%	8.38%
Net (recoveries) charge-offs to average loans	(0.10)%	0.00%	(0.07)%	0.20%

	September 30, 2017	December 31, 2016
Shares outstanding - period end	16,885,615	16,705,594
Book value per share	$5.99	$5.79
Tangible book value per share (1)	$5.72	$5.52
Efficiency ratio (2)	55.03%	61.49%
Total impaired loans	$15,338	$16,179
Net Loan to deposit ratio	79.20%	83.05%
Allowance for credit losses to total loans	1.57%	1.56%
Total capital to risk weighted assets
Company	17.97%	17.26%
Bank	17.85%	17.19%
Tier 1 capital to risk-weighted assets
Company	16.72%	16.01%
Bank	16.60%	15.94%
Common equity tier 1 capital to risk-weighted assets
Company	15.29%	14.68%
Bank	16.60%	15.94%
Tier 1 capital to adjusted average assets (leverage)
Company	12.96%	12.97%
Bank	12.95%	12.99%
(1) Tangible book value per share is defined as total shareholders' equity minus goodwill divided by shares outstanding.

(2) Efficiency ratio is defined as total noninterest expense minus net cost on operation of OREO divided by net interest income before provision for credit losses plus total noninterest income minus loss on fair value of financial liability.

United Security Bancshares
Selected Financial Data
Non-GAAP Information (dollars in thousands)
(unaudited)
	Nine Months Ended September 30
	2017	2016	Change $	Change %
TRUPs (1) Fair Value Adjustment (Loss) Gain Pretax	(688)	48
Gain on sale of Other Real Estate Owned (OREO) (2)	336	53
Total balance of Non-Core items	(352)	101

Income Tax Effect (40%)	(141)	40
Non-Core Items Net of Taxes	(211)	61

Net Income	$7,004	5,830	1,174	20.14%
Non-GAAP Core Net Income	7,215	5,769	1,446	25.07%

(1)	Trust Preferred Securities (“TRUPs”) Fair Value Adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Core Income change.

(2) Gain on sale of Other Real Estate Owned (OREO) is not part of Core Income.